SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2003

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Tenth Street, Plano, Texas	75074
(Address of principal executive offices)	(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

ITEM 9. REGULATION FD DISCLOSURE.

On July 23, 2003, the Registrant announced, among other things, that the independent investigation performed by Mr. John M. Fedders, a former Director of Enforcement of the Securities and Exchange Commission, on behalf of the Registrant’s Audit Committee has been completed. The investigation reviewed the accounting, financial reporting, internal controls and disclosure policies and practices of the Registrant.

As a result of the 22-week investigation, Mr. Fedders concluded that the Registrant promoted itself to the investment community as a product innovator and by touting the growth of its revenue. Mr. Fedders also found that a revenue forecast was published each quarter, and the Registrant was judged by whether or not it met the forecast. Further, he found that in an effort to meet its forecasts, the Registrant engaged in fraudulent accounting and financial reporting practices. The findings concluded that from April 2001 through 2002, Microtune engaged in four revenue recognition practices in violation of GAAP. By reason of the findings, the Registrant will restate its published (a) unaudited financial statements for the third and fourth quarters of 2001, (b) audited financial statements for 2001, and (c) unaudited financial statements for the first, second and third quarters of 2002.

Mr. Fedders concluded that the Registrant had insufficient internal control policies, insufficient procedures for the supervision of any controls, and insufficient means to detect violations of its controls or generally accepted accounting principles. The Registrant employs no internal audit personnel.

In addition, the investigation concluded that the Registrant’s system of controls and procedures for the timely and accurate issuance of periodic press releases is deficient. Mr. Fedders found that the Registrant has no means to monitor prior public statements to detect whether an update or correction is required as new material events occur. Mr. Fedders made recommendations to the Audit Committee and to the Board of Directors which were accepted, and those recommendations are in the process of being implemented by the Registrant.

A copy of the press release is attached to this Report as Exhibit 99.1.

The information required by Form 8-K, Item 12 – Results of Operations and Financial Condition, is being provided under Item 9 pursuant to SEC Release No. 33-8216. The information in this Report and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly stated by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microtune, Inc.

By:	/s/ Nancy A. Richardson
Nancy A. Richardson Chief Financial Officer, General Counsel and Secretary

Date: July 24, 2003

EXHIBIT INDEX

Exhibit	Description	Page

99.1	Registrants’ press release issued on July 23, 2003 that relates to, among other things, the completion and certain findings of the independent investigation performed by Mr. John M. Fedders on behalf of the Registrants’ Audit Committee.	4